EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

MINNEAPOLIS, MN – March 8, 2022 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the fourth quarter (“Q4”) and the full year ended December 31, 2021.

Overview

•	Q4 2021 net sales decreased 10.4% to $4.5 million from $5.1 million in Q4 2020.
•	Q4 2021 operating loss was $1.3 million compared to operating loss of $1.0 million in Q4 2020.
•	Q4 2021 net loss was $1.0 million, or $0.56 per basic and diluted share, compared to net loss of $1.0 million, or $0.55 per basic and diluted share in Q4 2020.
•	2021 net sales were $19.5 million, an increase of 11.6% from $17.5 million in 2020.
•	2021 operating loss was $4.8 million compared to operating loss of $4.8 million in 2020.
•	2021 net loss was $3.5 million, or $2.01 per basic and diluted share, compared to net loss of $4.6 million, or $2.66 per basic and diluted share in 2020.

Insignia’s President and CEO, Kristine Glancy, commented, “Overall 2021 was a pivotal year for our organization. We successfully launched our new branding at the beginning of the year, and have realized increased engagement, new leads and higher rates of retention from our clients. We transformed our organization with both an overall restructure and recruitment of new talent focused on our future growth. We expanded our overall client base, with new brands, retailers and categories increasing our overall reach in the marketplace. Our strong revenue growth, of 11.6%, was primarily driven by our non-signage businesses, which now represent 72% of our overall sales. Despite making significant progress in our overall transformation and seeing evidence of our efforts in the marketplace, we were still financially challenged on delivering overall profitability in 2021, primarily driven by the impact of and response to the continued competitive pressures on our signage portfolio. We incurred significant expense in litigating the lawsuit against News America Marketing (which has been sold to Neptune Retail Solutions) and were forced to right-size our signage portfolio based on overall profitability constraints and ability to successfully compete.”

Ms. Glancy continued, “As I reflect on our transformation, we have taken an organization that primarily produced and sold signage for over two decades to an organization that sells sophisticated brand-specific retail experiences to a diversified brand and retailer base. We are working with a broader range of brands and retailers as a result of our diversification of both internal talent and external solutions, which has allowed us to grow and expand into new revenue streams. While we will continue to optimize our cost structure and investments to improve overall profitability, I would be hardpressed to not recognize and appreciate the journey we have been on and the impact we have made for so many of our amazing clients.”

We are also continuing to explore strategic options to maximize shareholder value. Potential strategic alternatives include, but are not limited to, an acquisition, merger, business combination, in-licensing, or other strategic transaction. There can be no assurance that this process will result in any transaction, and the Company has no updates at this stage. Insignia has engaged Chardan to act as its strategic financial advisor to assist the Company in this review process.

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Q4 2021 Results

Net sales decreased 10.4% to $4,528,000 in Q4 2021, from $5,054,000 in Q4 2020, primarily due to a 64.3% decrease in POPS revenue, partially offset by a 44.3% increase in non-POPS revenue. Our POPS revenue was negatively impacted by competitive pressures and brands not spending on syndicated signage due to COVID.

Gross profit in Q4 2021 decreased to $548,000, or 12.1% of net sales, from $1,032,000, or 20.4% of net sales, in Q4 2020. The decrease in gross profit was primarily due to decreased POPS revenue which tends to have higher margin rates, partially offset by increased non-POPS revenue.

Selling expenses in Q4 2021 were $525,000, or 11.6% of net sales, compared to $645,000, or 12.8% of net sales, in Q4 2020 due to decrease in staff related expenses.

Marketing expenses in Q4 2021 were $271,000, or 6.0% of net sales, compared to $215,000, or 4.3% of net sales, in Q4 2020 due to increase in staff related expenses.

General and administrative expenses in Q4 2021 were $1,006,000, or 22.2% of net sales, compared to $1,162,000, or 23.0% of net sales, in Q4 2020. Decreased general and administrative expenses were primarily due to reduced litigation expenses related to the litigation with News America in Q4 2021 versus Q4 2020.

Other income in Q4 2021 was $282,000 compared to $41,000 in Q4 2020 primarily the result of a $273,000 benefit received under the Employee Retention Credit recorded in the fourth quarter of 2021.

Income tax for Q4 2021 was (1.0)% of pretax loss, or an expense of $10,000, compared to income tax benefit of (1.3)% of pretax loss or $12,000, in Q4 2020.

As a result of the items above, the net loss for Q4 2021 was $982,000, or $0.56 per basic and diluted share, compared to a net loss of $961,000, or $0.55 per basic and diluted share, in Q4 2020.

As of December 31, 2021, cash and cash equivalents and restricted cash totaled $3.9 million, compared to $7.1 million as of December 31, 2020.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a leading provider of in-store solutions to consumer-packaged goods (“CPG”) manufacturers, retailers, shopper marketing agencies and brokerages. The Company’s primary solutions are merchandising solutions, on-pack solutions and signage .

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com

Investor inquiries can be submitted to investorrelations@insigniasystems.com.

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Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the ongoing exploration of strategic alternatives, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2020 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and 10-Q/A and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia’s filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

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Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net sales	$4,528,000	$5,054,000	$19,503,000	$17,482,000
Cost of sales	3,980,000	4,022,000	16,273,000	14,626,000
Gross profit	548,000	1,032,000	3,230,000	2,856,000

Operating expenses:
Selling	525,000	645,000	1,931,000	2,877,000
Marketing	271,000	215,000	1,032,000	1,015,000
General and administrative	1,006,000	1,162,000	5,058,000	3,998,000
Gain on sale of custom print business	—	—	—	(195,000)

Operating loss	(1,254,000)	(990,000)	(4,791,000)	(4,839,000)
Other income, net	282,000	41,000	1,299,000	33,000

Loss before taxes	(972,000)	(949,000)	(3,492,000)	(4,806,000)
Income tax expense (benefit)	10,000	12,000	42,000	(191,000)

Net Loss	$(982,000)	$(961,000)	$(3,534,000)	$(4,615,000)

Net loss per share:
Basic	$(0.56)	$(0.55)	$(2.01)	$(2.66)
Diluted	$(0.56)	$(0.55)	$(2.01)	$(2.66)

Shares used in calculation of net loss per share:
Basic	1,770,000	1,745,000	1,760,000	1,734,000
Diluted	1,770,000	1,745,000	1,760,000	1,734,000

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SELECTED BALANCE SHEET DATA
(Unaudited)

	December 31,	December 31,
	2021	2020

Cash and cash equivalents and restriced cash	$3,851,000	$7,128,000
Working capital	3,716,000	7,668,000
Total assets	10,650,000	14,289,000
Total liabilities	7,457,000	7,621,000
Shareholders' equity	3,193,000	6,668,000

Working capital represents current assets less current liabilities.

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